Exhibit 99.1

Worldpay Reports Second Quarter 2018 Results

Accelerating Organic Growth and Expanding Margins Generated Superior Financial Results

Raising Full Year Guidance to Reflect Improving Trends

CINCINNATI and LONDON, August 9, 2018 - Worldpay, Inc. (NYSE: WP, LSE: WPY) (“Worldpay” or the “Company”) today announced financial results for the second quarter ended June 30, 2018. Worldpay, Inc. was formed on January 16, 2018 through Vantiv, Inc.’s previously announced acquisition of Worldpay Group plc. Net revenue for Worldpay, Inc. increased 90% to $1.0 billion as compared to $530.0 million in Vantiv Inc.’s prior year period. Had the Vantiv Inc./Worldpay Group plc transaction closed on January 1, 2017, net revenue would have increased by 11% on a pro forma basis and by 9% on a pro forma constant currency basis as compared to the prior year period. On a GAAP basis, net income per diluted share attributable to Worldpay, Inc. decreased 102% to $(0.01) as compared to $0.42 in the prior year period. The GAAP loss is primarily due to transition, acquisition and integration costs and intangible amortization incurred in connection with the Vantiv, Inc./Worldpay Group plc transaction. Adjusted net income per share increased 25% to $1.04 as compared to $0.83 in the prior year period. (See Schedule 1 for net income per diluted share attributable to Worldpay, Inc. and Schedule 2 for adjusted net income per share.)

“Just two quarters after closing the Worldpay transaction, our combination is already delivering superior results through accelerating organic revenue growth and significant earnings accretion,” said Charles Drucker, chairman and co-chief executive officer and Philip Jansen, co-chief executive officer at Worldpay. “With our leading global ecommerce and integrated payments capabilities, we are uniquely positioned to capitalize on the most significant areas of secular growth across the payments industry.”

Adjusted EBITDA
Adjusted EBITDA was $492.9 million or 49.0% of net revenue in the second quarter, representing 70 basis points of margin expansion as compared to Vantiv, Inc. results on a stand-alone basis in the prior year period. Had the Vantiv, Inc./Worldpay Group plc transaction closed on January 1, 2017, Adjusted EBITDA margins would have expanded by 160 basis points on a pro forma basis over the prior year period.

Worldpay, Inc. Second Quarter 2018 Results (unaudited) (in millions, except share data)

	Three Months Ended
	June 30, 2018	June 30, 2017 (1)	% Change	Pro Forma (2) % Change	Pro Forma (2) Constant Currency % Change

Net revenue	$1,006.8	$530.0	90%	11%	9%
Technology Solutions	401.6	197.2	104%	21%	19%
Merchant Solutions	520.4	251.9	107%	5%	3%
Issuer Solutions	84.8	80.9	5%	2%	2%

Adjusted EBITDA	492.9	256.2	92%
Adj. EBITDA Margin	49.0%	48.3%

GAAP Net (loss) income attributable to Worldpay, Inc.	$(2.9)	$68.8	(104)%
GAAP Net (loss) income per diluted share attributable to Worldpay, Inc.	$(0.01)	$0.42	(102)%

Adjusted net income	$327.1	$164.7	99%
Adjusted net income per share	$1.04	$0.83	25%

(1) 2017 actuals include Vantiv, Inc. results only.
(2) Illustrates what the combined results would have been had the Vantiv, Inc./Worldpay Group plc transaction closed on January 1, 2017.

Increasing Financial Guidance
“We are raising our net revenue and adjusted earnings guidance ranges for the full year 2018,” said Stephanie Ferris, chief financial officer at Worldpay. “We expect the accelerating organic growth trends that we achieved during the second quarter to continue for the rest of the year, and we are increasing our organic revenue growth expectations by one point for the full year with a partial offset due to currency. In addition, we continue to carefully manage expenses, resulting in further earnings accretion.”

Worldpay, Inc. Third Quarter and Full-Year Financial Outlook (in millions, except share data)

	Third Quarter Financial Outlook		Full Year Financial Outlook
	Three Months Ended September 30,		Year Ended December 31,
	2018 Outlook	2017 Actual (2)	2018 Outlook (1)	2017 Actual (2)
Net revenue	$1,000 - $1,020	$554	$3,880 - $3,930	$2,123
GAAP Net income per diluted share attributable to Worldpay, Inc.	$0.06 - $0.13	$0.57	($0.06) - $0.12	$0.80
Adjusted net income per share	$1.00 - $1.03	$0.90	$3.93 - $4.00	$3.37

(1)
Combined company guidance excludes Worldpay Group plc net revenue and EPS contribution for the period from January 1, 2018 - January 15, 2018, prior to the completion of its previously announced acquisition by Vantiv, Inc. on January 16, 2018. Combined company guidance is based on an assumed exchange rate of U.S. dollar/pound sterling of $1.31.

(2)	2017 actuals include Vantiv, Inc. results only.

ASC 606
Worldpay adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), effective January 1, 2018. Under ASC 606, Network fees and other costs are now netted against Revenue and no longer appear as an expense between Revenue and Net revenue as they were shown in prior periods. As a result, Revenue and Net revenue are now equivalent. This change in presentation reduces Revenue by the amount of Network fees and other costs to an amount equivalent to Net revenue, but has no impact on Net income, Adjusted net income, or Adjusted EBITDA.

Earnings Conference Call and Audio Webcast
The Company will host a conference call to discuss the second quarter 2018 financial results today at 8:00 a.m. ET. The conference call can be accessed live over the phone in the U.S. and Canada by dialing (800) 667-5617, in the U.K. by dialing 0800 756 3333, or for international callers +1 (334) 323-0509, and referencing code 3061646#. A replay will be available approximately two hours after the call concludes and can be accessed for the U.S. and Canada by dialing (888) 203-1112, in the U.K. by dialing 0808 101 1153, or for international callers +1 (719) 457-0820, and entering replay passcode 3061646#. The call will also be webcast live from the Company's investor relations website at http://investor.worldpay.com. Following completion of the call, a recorded replay of the webcast will be available on the website.

About Worldpay, Inc.
Worldpay, Inc. (NYSE: WP; LSE: WPY) is a leading payments technology company with unique capability to power global integrated omni-commerce. With industry-leading scale and an unmatched integrated technology platform, Worldpay offers clients a comprehensive suite of products and services globally, delivered through a single provider.

Worldpay processes over 40 billion transactions annually through more than 300 payment types across 146 countries and 126 currencies. The company’s growth strategy includes expanding into high-growth markets, verticals and customer segments, including global eCommerce, Integrated Payments and B2B.

Worldpay, Inc. was formed in 2018 through the combination of the No. 1 merchant acquirers in the U.S. and the U.K. Worldpay, Inc. trades on the New York Stock Exchange as “WP” and the London Stock Exchange as “WPY.”

Non-GAAP and Pro Forma Financial Measures
This earnings release presents non-GAAP and pro forma financial information including adjusted EBITDA, Underlying EBITDA, adjusted net income, and adjusted net income per share. These are important financial performance measures for the Company, but are not financial measures as defined by GAAP. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP and adjusted financial performance measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Reconciliations of these measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Forward-Looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements regarding guidance and statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, guidance, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider information presented herein, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risks are discussed in the company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and include, but are not limited to: (i) our ability to adapt to developments and change in our industry; (ii) competition; (iii) unauthorized disclosure of data or security breaches; (iv) systems failures or interruptions; (v) our ability to expand our market share or enter new markets; (vi) our ability to successfully integrate the businesses of our predecessor companies; (vii) our ability to identify and complete acquisitions, joint ventures and partnerships; (viii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks or changes in those requirements; (ix) our ability to pass along fee increases; (x) termination of sponsorship or clearing services; (xi) loss of clients or referral partners; (xii) reductions in overall consumer, business and government spending; (xiii) fraud by merchants or others; (xiv) a decline in the use of credit, debit or prepaid cards; (xv) consolidation in the banking and retail industries; (xvi) changes in foreign currency exchange rates; (xvii) the effects of governmental regulation or changes in laws; (xviii) geopolitical, regulatory, tax and business risks associated with our international operations; and (xix) outcomes of future litigation or investigations and our dual-listings with the NYSE and LSE. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. More information on potential factors that could affect the company’s financial results and performance is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s periodic reports filed with the SEC, including the company’s most recently filed Annual Report on Form 10-K and its subsequent filings with the SEC.

Any forward-looking statement made by us in this release speaks only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

CONTACTS

Investors
Nathan Rozof, CFA or Ignatius Njoku
Investor Relations
(866) 254-4811
(513) 900-4811
IR@worldpay.com

Media
Andrew Ciafardini
Corporate Communications
(513) 900-5308
Andrew.Ciafardini@worldpay.com

Schedule 1
Worldpay, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions, except share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	Change	2018	2017	Change
Revenue	$1,006.8	$998.7	1%	$1,857.5	$1,926.9	(4)%
Network fees and other costs	—	468.7	NM	—	926.8	NM
Net Revenue(1)	1,006.8	530.0	90%	1,857.5	1,000.1	86%
Sales and marketing	283.4	168.3	68%	549.4	323.3	70%
Other operating costs	185.5	79.0	135%	340.6	154.9	120%
General and administrative	136.8	50.7	170%	386.9	140.0	176%
Depreciation and amortization	287.9	78.4	267%	495.1	154.5	220%
Income from operations	113.2	153.6	(26)%	85.5	227.4	(62)%
Interest expense—net	(79.9)	(29.7)	169%	(155.1)	(58.9)	163%
Non-operating expense(2)	(22.0)	(3.4)	547%	(30.6)	(7.5)	308%
Income (loss) before applicable income taxes	11.3	120.5	(91)%	(100.2)	161.0	(162)%
Income tax expense (benefit)	12.8	33.6	(62)%	(0.4)	38.8	(101)%
Net (loss) income	(1.5)	86.9	(102)%	(99.8)	122.2	(182)%
Less: Net income attributable to non-controlling interests	(1.4)	(18.1)	(92)%	(0.7)	(24.5)	(97)%
Net (loss) income attributable to Worldpay, Inc.	$(2.9)	$68.8	(104)%	$(100.5)	$97.7	(203)%
Net (loss) income per share attributable to Worldpay, Inc. Class A common stock:
Basic	$(0.01)	$0.43	(102)%	$(0.35)	$0.61	(157)%
Diluted (3)	$(0.01)	$0.42	(102)%	$(0.35)	$0.60	(158)%
Shares used in computing net (loss) income per share of Class A common stock:
Basic	296,204,304	161,266,692		284,868,484	161,072,513
Diluted	296,204,304	162,510,616		284,868,484	162,483,315

(1)
Based on the Company’s adoption of Accounting Standard Update 2014-09, Revenue From Contracts With Customers (Topic 606) (“ASC 606”) effective January 1, 2018, Network fees and other costs are now netted against Revenue. For the three and six months ended June 30, 2018, Revenue is equivalent to Net revenue as a result of the company’s adoption of ASC 606. For the three and six months ended June 30, 2017, Net revenue is equivalent to Revenue less Network fees and other costs.

(2)
Non-operating expense during the six months ended June 30, 2018 primarily consists of expenses relating to the Company’s financing arrangements entered into in connection with the Legacy Worldpay acquisition, repricing of the Company’s debt in June 2018 and the change in fair value of the Mercury tax receivable agreement (“TRA”), partially offset by a gain on the settlement of a deal contingent forward entered into in connection with the Company’s acquisition of Legacy Worldpay. Non-operating expenses for the six months ended June 30, 2017 primarily relates to the change in fair value of the Mercury TRA.

(3)    Due to our structure as a C corporation and Worldpay Holding’s structure as a pass-through entity for tax purposes, the numerator in the diluted net income per share calculation is adjusted to reflect the Company’s income tax expense at an expected effective tax rate assuming the conversion of the Class B units of Worldpay Holding into shares of our Class A common stock. During the three and six months ended June 30, 2018, approximately 15.0 million and 15.1 million, respectively, weighted average Class B units of Worldpay Holding were excluded in computing diluted net income per share because including them would have an antidilutive effect. Additionally, during the three and six months ended June 30, 2017, approximately 35.0 million weighted-average dilutive Class B units of Worldpay Holding were excluded in computing diluted net income per share because including them would have an antidilutive effect. As the Class B units of Worldpay Holding were not included, the numerator used in the calculation of diluted net income per share was equal to the numerator used in the calculation of basic net income per share for the three and six months ended June 30, 2018 and 2017, respectively. Additionally, due to the net loss for the three and six months ended June 30, 2018, any remaining potentially dilutive securities were also excluded from the denominator in computing dilutive net income per share.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
(Loss) income before applicable income taxes	$—	$—	$—	$—
Taxes	—	—	—	—
Net (loss) income	$(2.9)	$68.8	$(100.5)	$97.7
Diluted shares	296,204,304	162,510,616	284,868,484	162,483,315
Diluted EPS	$(0.01)	$0.42	$(0.35)	$0.60

Schedule 2
Worldpay, Inc.
Adjusted Net Income
(Unaudited)
(in millions, except share data)

	Three Months Ended			Six Months Ended
	June 30,	June 30,		June 30,	June 30,
	2018	2017	% Change	2018	2017	% Change
Net (loss) income before applicable income taxes	$11.3	$120.5	(91)%	$(100.2)	$161.0	(162)%
Non-GAAP Adjustments:
Transition, acquisition and integration costs(1) (2)	52.8	13.3	297%	230.2	62.8	267%
Share-based compensation(2)	39.0	10.9	258%	56.2	21.5	161%
Intangible amortization(2) (3)	252.7	54.3	365%	425.5	106.2	301%
Non-operating expense(4)	22.0	3.4	547%	30.6	7.5	308%
Non-GAAP adjusted income before applicable income taxes	377.8	202.4	87%	642.3	359.0	79%
Less: Adjustments
Adjusted tax expense(5)	50.3	37.2	35%	77.8	58.9	32%
Adjusted tax rate	13%	18%		12%	16%

Other (6)	0.4	0.5	(20)%	0.7	0.7	—%
Adjusted net income	$327.1	$164.7	99%	$563.8	$299.4	88%

Adjusted net income per share	$1.04	$0.83	25%	$1.87	$1.52	23%
Adjusted shares outstanding(7)	313,431,291	197,553,442		302,127,796	197,526,141
Non-GAAP and Adjusted Financial Measures
This schedule presents non-GAAP and adjusted financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP. Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

Adjusted net income is derived from GAAP income before applicable income taxes and adjusted for the following items described below:

(1)
Represents acquisition and integration costs incurred in connection with our acquisitions, charges related to employee terminations and other transition activities. Included in Transition, acquisition and integration costs in the six months ended June 30, 2017 is a $38 million charge to G&A related to a settlement agreement stemming from legacy litigation of an acquired company.

(2)    Below are the adjustments to Other operating costs, General and administrative and Depreciation and amortization.

	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017
	Transition, Acquisition & Integration	Share-Based Compensation	Amortization of Intangible Assets	Transition, Acquisition & Integration	Share-Based Compensation	Amortization of Intangible Assets
Other operating costs	$27.0	$—	$—	$5.0	$—	$—
General and administrative	25.8	39.0	—	8.3	10.9	—
Depreciation and amortization	—	—	252.7	—	—	54.3
Total adjustments	$52.8	$39.0	$252.7	$13.3	$10.9	$54.3

	Six Months Ended June 30, 2018			Six Months Ended June 30, 2017
	Transition, Acquisition & Integration	Share-Based Compensation	Amortization of Intangible Assets	Transition, Acquisition & Integration	Share-Based Compensation	Amortization of Intangible Assets
Other operating costs	$37.2	$—	$—	$8.2	$—	$—
General and administrative	193.0	56.2	—	54.6	21.5	—
Depreciation and amortization	—	—	425.5	—	—	106.2
Total adjustments	$230.2	$56.2	$425.5	$62.8	$21.5	$106.2

(3)	Represents amortization of intangible assets acquired through business combinations and customer portfolio and related asset acquisitions.

(4)	See note 2 in Schedule 1.

(5)
Represents adjusted income tax expense to reflect an effective tax rate of 19.8% for 2018 and 34% for 2017, assuming the conversion of the Class B units of Worldpay Holding into shares of Class A common stock, including the tax effect of adjustments described above. Adjusted tax expense includes tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and to the purchase or exchange of Class B units of Worldpay Holding, net of payment obligations under tax receivable agreements. The effective tax rate is expected to remain at 19.8% for the remainder of 2018.

(6)	Represents the non-controlling interest, net of adjusted income tax expense discussed in (5) above, associated with a consolidated joint venture.

(7)
The adjusted shares outstanding includes 15.0 million and 15.1 million for the three and six months ended June 30, 2018, respectively, of weighted average Class B units of Worldpay Holding and other potentially dilutive securities that are excluded from the GAAP dilutive net income per share calculation for the three and six months ended June 30, 2018 because including them would have an antidilutive effect. The adjusted shares outstanding includes 35.0 million for the three and six months ended June 30, 2017, respectively, of weighted average Class B units of Worldpay Holding that are excluded from the GAAP dilutive net income per share for the three and six months ended June 30, 2017, because including them would have an antidilutive effect.

Schedule 3
Worldpay, Inc.
Segment Information
(Unaudited)
(in millions)

Technology Solutions

	Three Months Ended June 30,
	2018	2017	% Change
Revenue	$401.6	$307.6	31%
Network fees and other costs	—	110.4	NM
Net revenue(1)	401.6	197.2	104%
Sales and marketing	98.1	69.5	41%
Segment profit	$303.5	$127.7	138%

	Six Months Ended June 30,
	2018	2017	% Change
Revenue	$738.0	$579.5	27%
Network fees and other costs	—	220.1	NM
Net revenue(1)	738.0	359.4	105%
Sales and marketing	194.0	129.7	50%
Segment profit	$544.0	$229.7	137%

Merchant Solutions

	Three Months Ended June 30,
	2018	2017	% Change
Revenue	$520.4	$579.1	(10)%
Network fees and other costs	—	327.2	NM
Net revenue(1)	520.4	251.9	107%
Sales and marketing	179.0	93.1	92%
Segment profit	$341.4	$158.8	115%

	Six Months Ended June 30,
	2018	2017	% Change
Revenue	$952.6	$1,119.2	(15)%
Network fees and other costs	—	643.6	NM
Net revenue(1)	952.6	475.6	100%
Sales and marketing	342.8	181.9	88%
Segment profit	$609.8	$293.7	108%

Issuer Solutions

	Three Months Ended June 30,
	2018	2017	% Change
Revenue	$84.8	$112.0	(24)%
Network fees and other costs	—	31.1	NM
Net revenue(1)	84.8	80.9	5%
Sales and marketing	6.3	5.7	11%
Segment profit	$78.5	$75.2	4%

	Six Months Ended June 30,
	2018	2017	% Change
Revenue	$166.9	$228.2	(27)%
Network fees and other costs	—	63.1	NM
Net revenue(1)	166.9	165.1	1%
Sales and marketing	12.6	11.7	8%
Segment profit	$154.3	$153.4	1%

(1)
Based on the Company’s adoption of ASC 606 effective January 1, 2018, Network fees and other costs are now netted against Revenue. For the three and six months ended June 30, 2018, Revenue is equivalent to Net revenue as a result of the company’s adoption of ASC 606. For the three and six months ended June 30, 2017, Net revenue is equivalent to Revenue less Network fees and other costs.

Schedule 4
Worldpay, Inc.
Condensed Consolidated Statements of Financial Position
(Unaudited)
(in millions)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$367.7	$126.5
Accounts receivable—net	1,577.6	986.6
Merchant float	1,873.2	—
Settlement assets	1,991.7	142.0
Prepaid expenses	81.0	33.5
Other	540.4	84.0
Total current assets	6,431.6	1,372.6

Customer incentives	69.2	68.4
Property, equipment and software—net	1,032.2	473.7
Intangible assets—net	3,505.9	678.5
Goodwill	14,820.1	4,173.0
Deferred taxes	793.0	739.5
Proceeds from senior unsecured notes	—	1,135.2
Other assets	69.8	26.1
Total assets	$26,721.8	$8,667.0

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$1,112.8	$631.9
Settlement obligations	4,561.6	816.2
Current portion of notes payable	226.6	107.9
Current portion of tax receivable agreement obligations	143.9	245.5
Deferred income	26.2	18.9
Current maturities of capital lease obligations	29.9	8.0
Other	613.0	6.0
Total current liabilities	6,714.0	1,834.4
Long-term liabilities:
Notes payable	7,860.9	5,586.4
Tax receivable agreement obligations	589.7	535.0
Capital lease obligations	26.8	4.5
Deferred taxes	546.4	65.6
Other	109.4	40.5
Total long-term liabilities	9,133.2	6,232.0
Total liabilities	15,847.2	8,066.4

Commitments and contingencies
Equity:
Total equity (1)	10,874.6	600.6
Total liabilities and equity	$26,721.8	$8,667.0

(1) Includes equity attributable to non-controlling interests.

Schedule 5
Worldpay, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Six Months Ended
	June 30, 2018	June 30, 2017
Operating Activities:
Net (loss) income	$(99.8)	$122.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	495.1	154.5
Amortization of customer incentives	12.6	13.0
Amortization and write-off of debt issuance costs	72.9	2.3
Realized gain on foreign currency forward	(35.9)	—
Share-based compensation expense	56.2	21.5
Deferred tax expense	27.3	40.5
Tax receivable agreements non-cash items	(6.4)	(9.2)
Other	1.2	1.2
Change in operating assets and liabilities:
Accounts receivable	(50.3)	65.6
Net settlement assets and obligations	105.7	40.8
Customer incentives	(14.8)	(13.6)
Prepaid and other assets	(18.6)	(34.0)
Accounts payable and accrued expenses	(159.6)	28.6
Other liabilities	(6.8)	(15.2)
Net cash provided by operating activities	378.8	418.2
Investing Activities:
Purchases of property and equipment	(103.1)	(58.9)
Acquisition of customer portfolios and related assets and other	(51.1)	(19.6)
Purchase of interest rate caps	(8.1)
Proceeds from foreign currency forward	71.5	—
Cash acquired (used) in acquisitions, net of cash used	1,405.8	(531.5)
Net cash provided by (used in) investing activities	1,315.0	(610.0)
Financing Activities:
Proceeds from issuance of long-term debt	2,951.8	—
Borrowings on revolving credit facility	2,598.0	3,051.0
Repayment of revolving credit facility	(2,823.0)	(2,693.0)
Repayment of debt and capital lease obligations	(2,590.3)	(70.2)
Payment of debt issuance costs	(91.1)	(1.1)
Proceeds from issuance of Class A common stock under employee stock plans	14.9	10.1
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(11.7)	(5.7)
Settlement of certain tax receivable agreements	(85.3)	(61.3)
Payments under tax receivable agreements	(55.3)	(46.5)
Distributions to non-controlling interests	(6.4)	(10.7)
Net cash (used in) provided by financing activities	(98.4)	172.6
Net increase (decrease) in cash and cash equivalents	1,595.4	(19.2)
Cash and cash equivalents—Beginning of period	1,272.2	139.1
Effect of exchange rate changes on cash	(139.2)	—
Cash and cash equivalents—End of period	$2,728.4	$119.9
Cash Payments:
Interest	$149.3	$56.6
Income taxes	6.2	21.0

Schedule 6
Worldpay, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
Net (loss) income	$(1.5)	$86.9	(102)%	$(99.8)	$122.2	(182)%
Income tax expense (benefit)	12.8	33.6	(62)%	(0.4)	38.8	(101)%
Non-operating expenses(1)	22.0	3.4	547%	30.6	7.5	308%
Interest expense—net	79.9	29.7	169%	155.1	58.9	163%
Share-based compensation	39.0	10.9	258%	56.2	21.5	161%
Transition, acquisition and integration costs(2)	52.8	13.3	297%	230.2	62.8	267%
Depreciation and amortization	287.9	78.4	267%	495.1	154.5	220%
Adjusted EBITDA	$492.9	$256.2	92%	$867.0	$466.2	86%
Non-GAAP Financial Measures
This schedule presents adjusted EBITDA, which is an important financial performance measure for the Company, but is not a financial measure as defined by GAAP. Such financial measure should not be considered as an alternative to GAAP net income, and such measure may not be comparable to those reported by other companies.

(1)	See note (2) in Schedule 1.

(2)	See note (3) in Schedule 2.

Schedule 7
Worldpay, Inc.
Outlook Summary
(Unaudited)

	Third Quarter Financial Outlook		Full Year Financial Outlook
	Three Months Ended September 30,		Year Ended December 31,
	2018 Outlook	2017 Actual (2)	2018 Outlook (1)	2017 Actual (2)
GAAP net income per share attributable to Worldpay, Inc.	$0.06 - $0.13	$0.57	($0.06) - $0.12	$0.80
Adjustments to reconcile GAAP to non-GAAP adjusted net income per share(3)	$0.94 - $0.90	$0.33	$3.99 - $3.88	$2.57
Adjusted net income per share	$1.00 - $1.03	$0.90	$3.93 - $4.00	$3.37
Non-GAAP and Adjusted Financial Measures
This schedule presents non-GAAP and adjusted financial measures, which are important financial performance measures for the Company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP, and such measures may not be comparable to those reported by other companies.

The Company adopted ASC 606, effective January 1, 2018. Under ASC 606, Network fees and other costs are now netted against Revenue and no longer appear as an expense between Revenue and Net revenue as they were shown in prior periods. As a result, Revenue and Net revenue are now equivalent. This change in presentation reduces Revenue by the amount of Network fees and other costs to an amount equivalent to Net revenue, but has no impact on Net income, Adjusted net income, or Adjusted EBITDA.

(1)
Combined company guidance excludes Worldpay Group plc EPS contribution for the period prior to the acquisition closing from January 1, 2018 to January 15, 2018. Combined company guidance is based on an assumed exchange rate of U.S. dollar/pound sterling of $1.31.

(2)	2017 actuals include Vantiv, Inc. results only.

(3)
Represents estimated ranges of adjustments for the following items: (a) acquisition and integration costs incurred in connection with our acquisitions, charges related to employee termination benefits and other transition activities; (b) share-based compensation; (c) amortization of intangible assets acquired in business combinations and customer portfolio and related asset acquisitions; (d) non-operating expenses, (f) adjustments to income tax expense to reflect an effective tax rate based on tax reform and our new tax structure for the three months ended September 30, 2018 and the full year 2018, which includes the impact of the excess tax benefit relating to stock compensation as a result of the Company adopting the new stock compensation accounting guidance in 2017, assuming conversion of the Fifth Third Bank non-controlling interests into shares of Class A common stock, including the tax effect of adjustments described above; and (g) tax benefits due to the amortization of intangible assets and other tax attributes resulting from or acquired with our acquisitions, and to the tax basis step up associated with our separation from Fifth Third Bank and the purchase or exchange of Class B units of Worldpay Holding, net of payment obligations under tax receivable agreements.